Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors
Home BancShares, Inc.
Conway, Arkansas
We consent to the incorporation by reference in this Registration Statement of Home BancShares, Inc. on Form S-8 of our report, dated March 4, 2008, on our audits of the consolidated balance sheets of Home BancShares, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007.
/s/BKD, LLP
Little Rock, Arkansas
June 20, 2008